Exhibit 99.1

LaBarge, Inc. Reports Fiscal 2010 First-Quarter Results

ST. LOUIS--(BUSINESS WIRE)--October 29, 2009--LaBarge, Inc. (NYSE Amex: LB) today reported financial results for the fiscal 2010 first quarter ended Sept. 27, 2009.

“As anticipated, fiscal 2010 first-quarter sales were down from fiscal 2009 fourth-quarter levels. Also, as expected, bookings of new orders strengthened during the first quarter resulting in modest backlog growth from fiscal 2009 year-end, and the pipeline of new business opportunities remains strong. Thus, we believe our business is trending up from recent quarters. Our healthy financial condition, proven business strategy and outstanding operational performance continue to be tremendous assets in this challenging business environment,” said Craig LaBarge, chief executive officer and president.

Net sales in the fiscal 2010 first quarter were $63,155,000, compared with $68,192,000 in the comparable period a year earlier and $64,753,000 in the fiscal 2009 fourth quarter. Fiscal 2010 first-quarter net sales included $10,138,000 contributed by the Company’s Appleton, Wis., operation, which was acquired in December 2008.

Net earnings in the fiscal 2010 first quarter were $3,103,000, or $0.19 per diluted share, compared with $3,669,000, or $0.23 per diluted share, in the comparable period a year earlier and $2,608,000, or $0.16 per diluted share, in the fiscal 2009 fourth quarter. Fiscal 2010 first-quarter net earnings included an after-tax loss of $84,000, or $0.01 per diluted share, from the Appleton operation and a one-time positive adjustment of $0.04 per diluted share resulting from management’s review of various state tax requirements related to prior fiscal years. The Company expects a tax rate of 36 to 37 percent for the remainder of fiscal 2010.

Gross margin in the fiscal 2010 first quarter was 19.4 percent, down from 20.9 percent in the comparable period a year earlier, primarily due to the lower sales volume in the fiscal 2010 quarter.

Selling, general and administrative (SG&A) expense was $8,090,000 in the fiscal 2010 first quarter, versus $8,270,000 in the comparable period a year earlier. Included in fiscal 2010 first-quarter SG&A is approximately $912,000 attributable to the Appleton operation.

As a percentage of sales, operating income (defined as net sales less cost of sales and SG&A) was 6.6 percent in the fiscal 2010 first quarter, versus 8.8 percent in the comparable period a year earlier.

Interest expense in the fiscal 2010 first quarter was $508,000, compared with $158,000 in the comparable period a year earlier, reflecting an increase in total debt in the fiscal 2010 period related to the December 2008 Appleton acquisition.

Net cash from operating activities in the fiscal 2010 first quarter was $6,262,000, compared with $7,260,000 in the comparable period a year earlier.

Total debt at Sept. 27, 2009, was $45,449,000, compared with $45,488,000 at June 28, 2009, and $8,252,000 at Sept. 28, 2008. Net debt (defined as total debt less cash and cash equivalents) at Sept. 27, 2009, was $37,657,000, down $3,534,000 from June 28, 2009.

Stockholders’ equity at Sept. 27, 2009, was $105,804,000, compared with $103,151,000 at June 28, 2009, and $95,896,000 at Sept. 28, 2008.

Business Overview

Including the Appleton acquisition, shipments to customers in the defense, natural resources, industrial and medical market sectors comprised 93 percent of LaBarge’s fiscal 2010 first-quarter net sales. The Appleton acquisition added significant new customers and expands LaBarge's presence in the medical, natural resources and industrial market sectors.

Shipments to defense customers represented the largest portion of fiscal 2010 first-quarter net sales at 49 percent, compared with 46 percent in the fiscal 2009 first quarter. In actual dollars, fiscal 2010 first-quarter sales from the defense market sector were flat with the comparable period a year earlier.

Shipments to natural resources customers represented 16 percent of net sales in both the fiscal 2010 and fiscal 2009 first quarters. In actual dollars, fiscal 2010 first-quarter sales from the natural resources market sector declined 11 percent from the comparable period a year earlier. The decline was largely due to continued weakness in the oil and gas sector which was partially offset by shipments to a new wind-power generation customer gained through the Appleton acquisition. Approximately 34 percent of fiscal 2010 first-quarter net sales to the natural resources market sector was attributable to the Appleton acquisition.

Shipments to industrial customers represented 17 percent of fiscal 2010 first-quarter net sales versus 21 percent in the fiscal 2009 first quarter. In actual dollars, fiscal 2010 first-quarter sales from the industrial market sector declined 25 percent from the comparable period a year earlier. The decline was due to overall weakness in the sector which was partially offset by the addition of new customers from the Appleton acquisition. Approximately 17 percent of fiscal 2010 first-quarter net sales to the industrial sector was attributable to the Appleton acquisition.

Shipments to medical customers represented 11 percent of fiscal 2010 first-quarter net sales versus 7 percent in the fiscal 2009 first quarter. In actual dollars, fiscal 2010 first-quarter sales from the medical sector grew 44 percent, compared with the fiscal 2009 first quarter, due to the Appleton acquisition which contributed approximately 52 percent of fiscal 2010 first-quarter medical sector sales.

Backlog at Sept. 27, 2009, was $171,712,000, compared with $168,008,000 at June 28, 2009, and $218,365,000 a year earlier. “During the fiscal 2010 first quarter, orders increased 41.8 percent from the weak fiscal 2009 fourth quarter level and 2.4 percent from the fiscal 2009 first quarter. Strengthened bookings caused backlog at the end of the current-year first quarter to increase 2.2 percent from last fiscal year-end. Backlog at the end of the fiscal 2009 first quarter included orders of $39,566,000 removed in the fiscal 2009 second quarter due to the bankruptcy filing of Eclipse Aviation Corporation, a former customer,” said Mr. LaBarge.

Commentary and Outlook

“Based on current visibility, we believe first-quarter net sales will be the weakest quarterly results of the 2010 fiscal year. While we are cautious about the pace of the economic recovery, we do believe that strengthening orders will drive gradual improvement in our performance as the year advances. LaBarge’s excellent financial health and strong pipeline of new business opportunities sustain our confidence in our Company’s excellent long-term business and financial prospects,” said Mr. LaBarge.

Today’s Conference Call Webcast

Today, at 11 a.m. Eastern Time, LaBarge will host a live audio webcast of its discussion with the investment community regarding financial results for the Company’s fiscal 2010 first quarter. The webcast can be accessed on the Internet through http://viavid.net/dce.aspx?sid=00006B11 and the investor relations calendar area of http://www.labarge.com. Following the live discussion, a replay of the webcast will be available at the same locations on the Internet. Any financial or statistical information presented during the call, including any non-GAAP financial measures, the most directly comparable GAAP measures and reconciliation to GAAP results, can be accessed via the news and events area of http://www.labarge.com.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic and electromechanical products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania, Texas and Wisconsin. The Company’s Web site address is http://www.labarge.com.

(Financial tables follow.)

LaBarge, Inc. Consolidated Statements of Income (Unaudited) (amounts in thousands - except per-share amounts)

	Three Months Ended

	September 27, 2009	September 28, 2008

Net sales	$63,155	$68,192
Cost and expenses:
Cost of sales	50,925	53,929
Selling and administrative expense	8,090	8,270
Interest expense	508	158
Other expense, net	24	10
Earnings before income taxes	3,608	5,825
Income tax expense	505	2,156

Net earnings	$3,103	$3,669

Basic net earnings per common share	$0.20	$0.24

Average common shares outstanding	15,743	15,234

Diluted net earnings per common share	$0.19	$0.23

Average diluted common shares outstanding	16,048	16,090

LaBarge, Inc. Consolidated Balance Sheets (amounts in thousands -- except share and per-share amounts)
	September 27, 2009	June 28, 2009

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,792	$4,297
Accounts and other receivables, net	38,054	37,573
Inventories	55,366	54,686
Prepaid expenses	1,257	1,090
Deferred tax assets, net	3,084	3,055
Total current assets	105,553	100,701

Property, plant and equipment, net of accumulated depreciation of $32,015 at September 27, 2009, and $30,823 at June 28, 2009
	31,197	30,624
Intangible assets, net	10,702	11,255
Goodwill, net	43,435	43,457
Other assets, net	4,907	4,798
Total assets	$195,794	$190,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$10,163	$6,162
Trade accounts payable	21,103	18,354
Accrued employee compensation	11,527	10,957
Other accrued liabilities	3,460	2,483
Cash advances from customers	4,791	6,738

Total current liabilities	51,044	44,694

Long-term advances from customers for purchase of materials	110	47
Deferred tax liabilities, net	1,836	1,885
Deferred gain on sale of real estate and other liabilities	1,714	1,732
Long-term debt	35,286	39,326

Stockholders’ equity:
Common stock, $0.01 par value. Authorized 40,000,000 shares; 15,958,839 issued at September 27, 2009, and June 28, 2009, including shares in treasury	160	160
Additional paid-in capital	14,297	14,700
Retained earnings	92,042	88,939
Accumulated other comprehensive loss	(214)	(141)
Less cost of common stock in treasury; 45,040 at September 27, 2009, and 56,765 at June 28, 2009	(481)	(507)
Total stockholders’ equity	105,804	103,151

Total liabilities and stockholders’ equity	$195,794	$190,835

LaBarge, Inc. Consolidated Statements of Cash Flows (Unaudited) (amounts in thousands)

	Three Months Ended
	September 27, 2009	September 28, 2008

Cash flows from operating activities:
Net earnings	$3,103	$3,669
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	2,238	1,380
Amortization of deferred gain on sale of real estate	(120)	(119)
Loss on disposal of property, plant and equipment	14	---
Stock-based compensation	308	572
Other than temporary impairment of investments	---	13
Deferred taxes	(78)	(657)
Changes in operating assets and liabilities:
Accounts and other receivables, net	(478)	4,188
Inventories	(660)	1,389
Prepaid expenses	(167)	(77)
Trade accounts payable	2,563	(2,104)
Accrued liabilities	1,422	232
Cash advances from customers	(1,883)	(1,226)
Net cash provided by operating activities	6,262	7,260

Cash flows from investing activities:
Additions to property, plant and equipment	(1,922)	(281)
Proceeds from disposal of property and equipment and other assets	13	---
Additions to other assets and intangibles	(287)	(173)
Net cash used by investing activities	(2,196)	(454)

Cash flows from financing activities:
Borrowings on revolving credit facility	---	22,025
Payments of revolving credit facility	---	(27,825)
Excess tax benefits from stock option exercises	387	---
Repayments of long-term debt	(40)	(1,577)
Issuance of treasury stock	428	185
Purchase of treasury stock	(1,346)	(307)
Net cash used by financing activities	(571)	(7,499)
Net increase (decrease) in cash and cash equivalents	3,495	(693)
Cash and cash equivalents at beginning of period	4,297	1,646
Cash and cash equivalents at end of period	$7,792	$953

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect LaBarge, Inc.'s operating results. These risks and factors are set forth in documents LaBarge, Inc. files with the Securities and Exchange Commission, specifically in the Company's most recent Annual Report on Form 10-K and other reports it files from time to time. These forward-looking statements speak only as of the date such statements were made, or as of the date of the report or document in which they are contained, and the Company undertakes no obligation to update such information.

CONTACT:
LaBarge, Inc.
Colleen Clements, 314-997-0800, ext. 409
colleen.clements@labarge.com